Exhibit 5.1

Reed Smith LLP 101 Second Street Suite 1800 San Francisco, CA 94105-3659 Tel +1 415 543 8700 Fax +1 415 391 8269 reedsmith.com

July 15, 2019

Jaguar Health, Inc.
201 Mission Street, Suite 2375

San Francisco, California 94105

Ladies and Gentlemen:

We have acted as counsel to Jaguar Health, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (File No. 333-231399), as amended through the date hereof (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the  offer and sale by the Company of up to $84,000,000 in the aggregate of (a) units (the “Class A Units”) consisting of (i) one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) one warrant to purchase one share of Common Stock (the “Series 1 Warrant”), and (iii) one warrant to purchase one share of Common Stock (the “Series 2 Warrant” and collectively with the Series 1 Warrant, the “Warrants”); (b) units (“Class B Units” and collectively with the Class A Units, the “Units”) consisting of one share of Series B Convertible Preferred Stock with a stated value of $1,000 (the “Series B Preferred Stock”) convertible into shares of Common Stock at the public offering price of the Class A Units, together with the equivalent number of Warrants as would have been issued to such purchaser if they had purchased Class A Units; (iii) shares of Common Stock included in the Class A Units; (iv) shares of Series B Preferred Stock included in the Class B Units; (v) Warrants included in the Units; (vi) shares of Common Stock issuable upon exercise of the Warrants; (vii) shares of Common Stock issuable upon conversion of the Series B Preferred Stock  (the “Conversion Shares”) as set forth in the Certificate of Designation for the Series B Convertible Preferred Stock, the form of which is filed as an exhibit to the Registration Statement; and (viii) any additional securities issued pursuant to Rule 462(b) of the Securities Act. We understand that all of the Common Stock, Warrants and Series B Preferred Stock are to be sold by the Company to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”), which will be filed in connection with the offering contemplated by the Registration Statement, and the Company’s Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the shares of the Series B Preferred Stock will be convertible into shares of Common Stock.

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Jaguar Health, Inc. July 15, 2019 Page 2

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

Based upon and subject to the foregoing, we are of the opinion that:

1.              The shares of Common Stock included in the Class A Units, when issued against payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable;

2.              When the Series B Certificate of Designation has been properly filed with the Delaware Secretary of State, the shares of Series B Preferred Stock included in the Class B Units will have been duly authorized and, when issued against payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable;

3.              The Conversion Shares, when issued upon conversion of the Series B Preferred Stock in accordance with the Series B Certificate of Designation, will be validly issued, fully paid and nonassessable;

4.              The Warrant Shares, when issued upon exercise of the Warrants against payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable;

5.              The Warrants, when issued against payment therefor pursuant to the terms of the Underwriting Agreement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

6.              The Units, when issued against payment therefor pursuant to the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable and will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Jaguar Health, Inc. July 15, 2019 Page 3

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.  We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Delaware General Corporation Law. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.  The opinions expressed herein with respect to the enforceability of the Warrants are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ REED SMITH LLP

REED SMITH LLP